Exhibit 99.1

FingerMotion Reports Q2 2023 Financial Results

NEW YORK, NY / ACCESSWIRE / October 18, 2022 / FingerMotion, Inc. (NASDAQ:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the second quarter ended August 31, 2022. To review the full financial results, please view the Company’s recent Form 10-Q filing on the SEC’s website at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q2 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $4.98 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported quarterly increase in Telecommunications Products & Services business revenue of $1.10 million or 64% compared to Q2 2022;

●	Reported quarterly increase in Big Data revenue of $.03 million or 91% compared to Q2 2022 due to a new contract with Pacific Life Re in Asia;

●	Reported quarterly decline in SMS & MMS business revenue of $1.53 million or 42% compared to Q2 2022;

●	Reported quarterly cost of revenue of $4.57 million which was a decrease of $.12 million or 3% compared to Q2 2022;

●	Reported quarterly loss of $1.54 million which was an increase of $.08 million or 6% compared to Q2 2022;

●	Basic and Diluted loss per share of $0.04 versus a loss per share of $0.04 for Q2 2022;

●	On August 31, 2022, FingerMotion had $1,984,562 in cash, a working capital surplus of $6,728,711 and positive shareholders’ equity of $2,168,824;

●	Total Assets were $10.46 million, Total Current Liabilities were $3.40 million and Total Liabilities were $8.29 million;

●	42,857,260 common shares were issued and outstanding as of August 31, 2022.

Despite headwinds from the Chinese “lockdowns” during the quarter the Company still grew sequential topline revenue to $4.98 million which represents 2.5% over the preceding quarter. Strong growth continued in both the mobile recharge and big data division. Operations are now turning back to pre-lockdown levels and are expected to resume their growth.

“During the quarter our SMS & MMS business was soft due a number of lockdowns that impacted the demand for SMS messages from our corporate customers who use the service to drive traffic to their retail locations. Fortunately, the Company was able to redistribute resources normally allotted for SMS business toward the mobile recharge business,” stated Martin Shen, CEO of FingerMotion. “Now that we stabilized revenue, our focus is to increase it while at the same time optimizing the product mix to maximize our margins. We would also like to point out that we are starting to see revenue from mobile phone sales and subscriptions. We are very optimistic that we will see notable growth in this area and Big Data in the future.”

General and administrative expenses decreased by $169,045 or 12% during the quarter which was a result of lower consulting expenses and wages, but this was partially offset by increased rent and travel expenses primarily attributable to costs that are a consequence of building out our 3 lines of business simultaneously. Research and development expenses increased to $198,104 during the quarter which was up 37% mainly due to higher data access and usage fees charged by the telecom companies.

“The device protection business is nearing the end of its test phase and the Company anticipates a full launch by the end of this year,” stated Martin Shen, CEO of FingerMotion.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.